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                                                                    Exhibit 10.2



                                                    April 14, 2004


Dear Gary:

         Further to our conversations, I am pleased to make the following offer with respect to the terms of your employment with Take-Two Interactive Software, Inc. ("T2"):

        Term:                    Two years

        Start Date:              April 14, 2004

        Title:                   Global Chief Operating Officer

        Reporting:               Interim Chief Executive Officer

        Salary: $600,000 per annum, payable bi-weekly in accordance with T2's normal payroll practices.

        Equity: 145,000 options at an exercise price equal to the closing price of T2's Common Stock as reported by Nasdaq on April 14, 2004 (vesting as to 25,000 shares on October 14, 2004; 60,000 shares on April 14, 2005; and 60,000 shares on April 14, 2006).

                                 Grant of 20,000 shares of restricted
                                 common stock (vesting 10,000 shares
                                 on April 14, 2005 and 10,000 shares
                                 on April 14, 2006).

        Relocation               Reimbursement of moving expenses to and from
        Allowance:               New York (not to exceed $50,000 for each move),
                                 interim housing allowance and payment of rent during the term.

        Bonus: Annual bonus of up to $600,000 based on mutually agreeable quantitative and qualitative performance targets, of which $150,000 is payable November 1, 2004. Signing bonus of $500,000, of which $250,000 is payable upon the
                                 execution of this agreement and
                                 $250,000 is payable November 1, 2004.
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        Car Allowance:           $1,300 per month.

        Benefits:                All benefits offered by T2 to executives of
                                 similar status, including 401(k) and Health
                                 Insurance for you and your family. You shall be entitled to maintain your UK pension benefits. You and your family will be entitled to be reimbursed for travel expenses (Business Class) to the United
                                 Kingdom at least three times a year.

        Termination:             You shall be entitled to salary, bonus (if
                                 earned) and benefits for a period of
                                 eighteen months following the date of the termination of your employment without cause or upon a change of control or if you terminate your employment for good reason
                                 (i.e., a substantial and material diminution in your responsibilities, duties, reporting relationship or position) (in the case of a change of control, you will be entitled to a lump-sum payment), and in any such event all of your shares of restricted stock and options shall vest immediately.

        Reviews:                 Performance review on an annual basis.

        Vacation:                Five weeks.


         We will prepare a mutually acceptable employment agreement to reflect the foregoing, which will contain customary provisions for an agreement of this type (including mutually acceptable termination, confidentiality, non-competition and non-solicitation provisions). Such agreement shall also provide that T2 will make available to you a qualified tax advisor. In this regard, the parties also agree to continue to negotiate in good faith whether notice provisions are applicable and whether you shall become an employee of T2 or Take-Two Europe (although it is the current intention of the parties as evidenced by this agreement that you will continue to be employed directly by T2 and that any employment agreement relating to your employment will be governed under New York law). Until the execution of such agreement, the terms of this agreement shall serve as the entire agreement between the parties. Upon the execution of this agreement, all prior agreements and understandings between us (including without limitation, your current employment agreement dated March 12, 2002 with Take-Two Europe) shall terminate.



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         We understand that you have agreed to make a commitment of at least six-months to remain in the employ of T2 as Global COO. Accordingly, as a further inducement for you to enter into this agreement, in the event that you voluntarily terminate your employment with T2 after October 14, 2004, you may return to your current position with Take-Two Europe under the terms and conditions of a mutually satisfactory long-form employment agreement to be governed under the laws of the United Kingdom. In such event, 30,000 options shall vest and become immediately exercisable, in addition to the 25,000 options that vest on October 14, 2004 (provided that the balance of the unvested options and any unvested restricted stock shall lapse) and you will be entitled to an additional $100,000 of annual salary and an annual option grant of 30,000 shares under the terms of such long-form employment agreement.

         Gary, we look forward to you joining the Take-Two team.



                                    Sincerely,

                                    /s/ Richard Roedel
                                    ------------------
                                    Richard Roedel
                                    Chairman and Interim Chief Executive Officer




AGREED and ACCEPTED:

/s/ Gary Lewis
--------------
Gary Lewis



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